Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

GS Finance Corp. $3,300,000 Barrier Early Redeemable Market-Linked Notes With Daily Barrier Observation Linked to the S&P 500® Index due 2024 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest.  Unless your notes are automatically redeemed, the amount that you will be paid on your notes on the stated maturity date (April 25, 2024) is based on the performance of the S&P 500® Index as measured from April 20, 2023 (the date the initial index level was set) to and including the determination date (April 22, 2024).

Your notes will be automatically redeemed if, on any trading day from but excluding the original issue date to but excluding the determination date (a redemption observation date), the closing level of the index increases above the upper barrier or decreases below the lower barrier. The upper barrier is equal to the initial index level plus 15.25% of the initial index level and the lower barrier is equal to the initial index level minus 15.25% of the initial index level. The initial index level is 4,129.79 (set on April 20, 2023 and is lower than the closing level of the index on the trade date (April 24, 2023)).

If your notes are automatically redeemed, for each $1,000 face amount of your notes, you will receive a payment on the corresponding redemption date (the second business day after the redemption observation date) equal to $1,000 (representing a return of 0.00%). If your notes are automatically redeemed, the return on your notes will be 0.00%.

If your notes are not automatically redeemed, at maturity, for each $1,000 face amount, you will receive (a) if the final index level is greater than the initial index level, but not by more than 15.25%, (i) $1,000 plus (ii) $1,000 times the index return, which is the increase or decrease in the final index level on the determination date from the initial index level, or (b) if the final index level is equal to or less than the initial index level, but not by more than 15.25%, (i) $1,000 plus (ii) $1,000 times the absolute value of the index return (e.g., if the index return is -10%, your return will be +10%). If your notes are not automatically called, your return on the notes will not exceed 15.25%. If the final index level is (i) greater than the upper barrier or (ii) less than the lower barrier, at maturity you will only receive $1,000 (representing a return of 0.00%).

If your notes are not automatically redeemed, at maturity, for each $1,000 face amount of your notes you will receive an amount in cash equal to:

•	if the index return is greater than 15.25%, $1,000;
•	if the index return is greater than zero but less than or equal to 15.25%, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the index return;
•	if the index return is equal to or less than zero but greater than or equal to -15.25%, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the absolute value of the index return; or
•	if the index return is less than -15.25%, $1,000.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-11.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $981 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	April 27, 2023	Original issue price:	100.00% of the face amount
Underwriting discount:	1.00% of the face amount	Net proceeds to the issuer:	99.00% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc.
Selling Agent

Prospectus Supplement No. 9,803 dated April 24, 2023.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the offered notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $981 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $14 per $1,000 face amount).

Prior to July 21, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over the period from the time of pricing through July 20, 2023). On and after July 21, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•Underlier supplement no. 33 dated February 23, 2023

•Prospectus supplement dated February 13, 2023

•Prospectus dated February 13, 2023

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

Please note that, for purposes of this prospectus supplement, references in the underlier supplement no. 33 to “underlier(s)”, “indices”, “exchange-traded fund(s)” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)” and “underlying index sponsor”, respectively.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-19. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 13, 2023,  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 13, 2023, for Medium-Term Notes, Series F, and references to the “accompanying underlier supplement no. 33” mean the accompanying underlier supplement no. 33 dated February 23, 2023, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Thesis

The notes are designed for investors who:

•

believe that the closing level of the underlying index will be no greater than the upper barrier and no less than the lower barrier on every early redemption observation date (each day from but excluding the original issue date to but excluding the determination date) so that the notes will not be automatically redeemed early;

•	believe that, if the notes are not automatically redeemed early, a barrier event (described below) will not occur;
•

want limited exposure to (i) the underlying index return if the final underlying index level is greater than or equal to the initial underlying index level or (ii) the absolute value of the negative underlying index return if the final underlying index level is less than the initial underlying index level, in each case assuming the notes are not automatically redeemed early and a barrier event does not occur;

•

are willing to forgo exposure to the underlying index return or absolute value of the negative underlying index return if the notes are automatically redeemed early or if a barrier event occurs and, in either case, are willing to receive no return instead;

•	are willing to accept that, if the notes are automatically redeemed early, the return on the note will be limited to 0.00%; and
•

are willing to accept that, if the notes are not automatically redeemed early, the return on the notes will not be more than 15.25% and, if a barrier event has occurred, the return on the notes will be limited to 0.00%.

The notes will be automatically redeemed early if, on any early redemption observation date, the closing level of the underlying index (i) increases above the upper barrier of the initial underlying index level plus 15.25% of the initial underlying index level or (i) declines below the lower barrier of the initial underlying index level minus 15.25% of the initial underlying index level.

A barrier event will occur if the final underlying index level is (i) greater than the upper barrier or (ii) less than the lower barrier.

Key Terms

Issuer:  GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Underlying index:  the S&P 500® Index (Bloomberg symbol, “SPX Index”), as published by S&P Dow Jones Indices LLC; see “The Underlying Index” on page S-26

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount of $1,000, or integral multiples of $1,000 in excess thereof; $3,300,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Supplemental plan of distribution: GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 1.00% of the face amount. See “Supplemental Plan of Distribution” on page S-32.

Purchase at amount other than face amount:  the amount we will pay you on an early redemption date or the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to an early redemption date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.  See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected”.

Automatic redemption feature: if, as measured on any early redemption observation date, the closing level of the underlying index is (i) greater than the upper barrier or (ii) less than the lower barrier, your notes will be automatically redeemed early. If your notes are automatically redeemed early on any early redemption observation date, for each $1,000 face amount of your notes, on the corresponding early redemption date, we will pay you an amount in cash equal to $1,000 (this amount is equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the contingent return).

Cash settlement amount (on any early redemption date): if your notes are automatically redeemed early on any early redemption observation date, for each $1,000 face amount of your notes, on the corresponding early redemption date, we will pay you an amount in cash equal to $1,000 (this amount is equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the contingent return).

Cash settlement amount (on the stated maturity date):  if your notes are not automatically redeemed early, for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if a barrier event has not occurred, the sum of (i) $1,000 plus (ii) the product of $1,000 times the absolute value of the underlying index return; or
•	if a barrier event has occurred, $1,000 (this amount is equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the contingent return).

Trade date:  April 24, 2023

Original issue date (settlement date): April 27, 2023

Initial underlying index level: 4,129.79. The initial underlying index level represents the closing level of such underlying index on April 20, 2023. The initial underlying index level is lower than the closing level of the underlying index on the trade date.

Final underlying index level:  the closing level of the underlying index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-21 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Underlying Index” on page S-21

Underlying index return:  the quotient of (i) the final underlying index level minus the initial underlying index level divided by (ii) the initial underlying index level, expressed as a percentage

Contingent return: 0%

Barrier event: the final underlying index level is (i) greater than the upper barrier or (ii) less than the lower barrier

Upper barrier: the initial underlying index level plus 15.25% of the initial underlying index level (rounded to the nearest one-hundredth)

Lower barrier: the initial underlying index level minus 15.25% of the initial underlying index level (rounded to the nearest one-hundredth)

Closing level:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Level” on page S-23

Early redemption observation dates: each day from but excluding the original issue date to but excluding the determination date, excluding any date or dates on which the calculation agent determines that a market disruption event occurs or is continuing or that the calculation agent determines is not a trading day

Early redemption dates: the second business day after each early redemption observation date

Stated maturity date:  April 25, 2024, subject to adjustment as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-20

Determination date:  April 22, 2024, subject to adjustment as described under “Specific Terms of Your Notes — Determination Date” on page S-21

No interest:  the notes do not bear interest

No listing:  the notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent:  GS&Co.

Business day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-22

Trading day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-23

CUSIP no.: 40057RKB3

ISIN no.:  US40057RKB32

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

(Hypothetical terms only. Actual terms may vary.)

The following examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlying index levels on an early redemption observation date or the determination date could have on the cash settlement amount on an early redemption date or at maturity assuming all other variables remain constant.

The examples below are based on a range of underlying index levels that are entirely hypothetical; no one can predict what the underlying index level will be on any early redemption observation date, and no one can predict what the final underlying index level will be on the determination date. The underlying index has been highly volatile in the past — meaning that the underlying index level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to an early redemption date or the stated maturity date.  If you sell your notes in a secondary market prior to an early redemption date or the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-11 of this prospectus supplement.  The information in the examples also reflects the key terms and assumptions in the box below. The actual terms will be set on the trade date.

Key Terms and Assumptions
Face amount	$1,000
Upper barrier	The initial underlying index level plus 15.25% of the initial underlying index level
Lower barrier	The initial underlying index level minus 15.25% of the initial underlying index level

The notes are not automatically redeemed early, unless otherwise indicated below

Neither a market disruption event nor a non-trading day occurs on any early redemption observation date or the originally scheduled determination date

No change in or affecting any of the underlying index stocks or the method by which the underlying index sponsor calculates the underlying index
Notes purchased on original issue date at the face amount and held to an early redemption date or the stated maturity date

For these reasons, the actual performance of the underlying index over the life of your notes, as well as the amount payable on any early redemption date or at maturity, may bear little relation to the hypothetical examples shown below or to the historical underlying index levels shown elsewhere in this prospectus supplement.  For information about the historical levels of the underlying index during recent periods, see “The Underlying Index — Historical Closing Levels of the Underlying Index” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlying index between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying index stocks.

Hypothetical Payment on an Early Redemption Date

The example below shows hypothetical payment that we would pay on the corresponding early redemption date with respect to each $1,000 face amount of the notes if the closing level of the underlying index is greater than the upper barrier or less than the lower barrier on an early redemption observation date.

If your notes are automatically redeemed early on any early redemption observation date (i.e., on the applicable early redemption observation date the closing level of the underlying index is greater than the upper barrier or less than the lower barrier), the cash settlement amount that we would deliver for each $1,000 face amount of your notes on the applicable early redemption date would be $1,000. If, for example, the closing level of the underlying index on an early redemption observation date were determined to be 130.000% of the initial underlying index level, your notes would be automatically redeemed early and the cash settlement amount that we would deliver on your notes on the corresponding early redemption date would be 100.000% of the face amount of your notes or $1,000 for each $1,000 of the face amount of your notes. Similarly, if, for example, the closing level of the underlying index on an early redemption observation date were determined to be 70.000% of the initial underlying index level, your notes would be automatically redeemed early and the cash settlement amount that we would deliver on your notes on the corresponding early redemption date would be 100.000% of the face amount of your notes or $1,000 for each $1,000 of the face amount of your notes.

Hypothetical Payment at Maturity

If your notes are not automatically redeemed early on any early redemption observation date (i.e., on each of the early redemption observation dates the closing level of the underlying index is less than or equal to the upper barrier or equal to or greater than the lower barrier), the cash settlement amount we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the underlying index on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically redeemed early on any early redemption observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlying index levels and are expressed as percentages of the initial underlying index level.  The amounts in the middle column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying index level, assuming that a barrier event does not occur (i.e., the final underlying index level has not increased above the upper barrier or decreased below the lower barrier), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying index level, assuming that a barrier event occurs (i.e., the final underlying index level has increased above the upper barrier or decreased below the lower barrier), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlying index level and the assumptions noted above.

The Notes Have Not Been Automatically Redeemed Early

Hypothetical Final Underlying Index Level (as Percentage of Initial Underlying Index Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
	Barrier Event Has Not Occurred	Barrier Event Has Occurred
200.000%	N/A	100.000%
175.000%	N/A	100.000%
150.000%	N/A	100.000%
125.000%	N/A	100.000%
115.251%	N/A	100.000%
115.250%	115.250%	N/A
113.000%	113.000%	N/A
110.000%	110.000%	N/A
105.000%	105.000%	N/A
100.000%	100.000%	N/A
95.000%	105.000%	N/A
90.000%	110.000%	N/A
87.000%	113.000%	N/A
84.750%	115.250%	N/A
84.749%	N/A	100.000%
75.000%	N/A	100.000%
50.000%	N/A	100.000%
25.000%	N/A	100.000%
0.000%	N/A	100.000%

If, for example, a barrier event has occurred and the final underlying index level were determined to be 25.000% of the initial underlying index level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above. Similarly, if a barrier event has occurred and the final underlying index level were determined to be 200.000% of the initial underlying index level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above.

If, for example, a barrier event has not occurred and the final underlying index level were determined to be 90.000% of the initial underlying index level, the absolute value of the underlying index return would be 10.000% and the cash settlement amount that we would deliver on your notes at maturity would be 110.000% of the face amount of your notes, as shown in the table above. However, you will benefit from the absolute value of the underlying index return only if a barrier event has not occurred. Because a barrier event will occur if the final underlying index level is above the upper barrier (the initial underlying index level plus 15.25% of the initial underlying index level, rounded to the nearest one-hundredth) or below the lower barrier (the initial underlying index level minus 15.25% of the initial underlying index level, rounded to the nearest one-hundredth), the cash settlement amount that we will deliver at maturity if a barrier event has not occurred will be limited to between 100.000% and 115.250% (representing a return of between 0.000% and 15.250%) of the face amount.  As a result, you would not benefit from a final underlying index level that is above the upper barrier or below the lower barrier. In fact, a final underlying index level that is above the upper barrier or below the lower barrier will cause the cash settlement amount that we will deliver at maturity to be limited to 100.000% (representing a return of 0.000%) of the face amount.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlying index level were any of the hypothetical levels shown on the horizontal axis. The chart shows that, if a barrier event occurs (i.e., the final underlying index level is greater than the upper barrier or the final underlying index level is less than the lower barrier), it would result in a hypothetical payment amount of 100.000% of the face amount of the notes (the horizontal line that crosses the 100.000% marker on the vertical axis). The chart also shows that, if a barrier event does not occur, it would result in a hypothetical payment amount that is greater than or equal to 100.000%, but less than or equal to 115.250%, of the face amount of the notes (the section on or above the 100.000% marker on the vertical axis but on or below the 115.250% marker on the vertical axis).

Hypothetical Cash Settlement Amount as % of Face Amount
200%
150%
100%
50%
0%
Note Performance
(if a barrier event has occurred)
Note Performance
(if a barrier event has not occurred)
115.25%
100%
84.75%
115.25%
Underlying Index
Performance
0%
50%
84.75%
100%
115.25%
150%
200%
Hypothetical Final Underlying Index as % of Initial Underlying Index Level

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on an early redemption observation date or the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-14.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the notes may be impacted by the various factors mentioned on page S-14 in the section “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors”. The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final underlying index level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlying index level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive on an early redemption date or at maturity and the rate of return on the offered notes will depend on whether or not the notes are automatically redeemed early and the actual closing level of the underlying index on any early redemption observation date and the actual final underlying index level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes on an early redemption date or the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 33. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying underlier supplement no. 33. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your notes are linked. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness  or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlying index, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Potential for the Value of Your Notes to Increase Will Be Limited

If your notes are automatically redeemed early, the cash settlement amount on the relevant early redemption date for each $1,000 face amount of your notes will be limited to $1,000 (representing a return of 0.00%), regardless of the closing level of the underlying index on such early redemption observation date.

If your notes are not automatically redeemed early and a barrier event has not occurred, your return on the notes will equal the absolute value of the underlying index return, limiting your cash settlement amount to no less than $1,000.00 and no more than $1,152.50 for each $1,000 face amount of your notes. This means that the cash settlement amount on your notes is limited to 100%, on the lower end of the range, and 115.25%, on the higher end of the range (representing a return of between 0%, on the lower end of the range, and 15.25%, on the higher end of the range) of the face amount.  However, if a barrier event has occurred, your return on the notes will be 0.00% and the cash settlement amount that we will deliver at maturity will be equal to $1,000 for each $1,000 face amount of your notes.  As a result, you would not benefit from a final underlying index level on the determination date that is above the upper barrier or below the lower barrier. In fact, a final underlying index level on the determination date that is above the upper barrier or below the lower barrier will cause the cash settlement amount that we will deliver at maturity to be limited to 100.00% (representing a return of 0.00%) of the face amount.

A Higher Upper Barrier or Lower Lower Barrier Above or Below, As Applicable, Which the Notes Will be Automatically Redeemed Early and/or a Lower or Higher Final Underlying Index Level at Which a Barrier Event Will Be Triggered May Reflect Greater Expected Volatility of the Underlying Index, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines or Increases in the Level of the Underlying Index and, Potentially, No Return at Maturity

The economic terms for the notes, including the upper barrier (above which the notes will be automatically redeemed early), lower barrier (below which the notes will be automatically redeemed early) and the final underlying index levels at which a barrier event will be triggered, are based, in part, on the expected volatility of the underlying index at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying index.

Higher expected volatility with respect to the underlying index as of the trade date generally indicates a greater expectation as of that date that (i) the closing level of the underlying index on any early redemption observation date will be greater than the upper barrier or less than the lower barrier, in which case your notes will be automatically redeemed early, or (ii) the final underlying index level on the determination date could ultimately be greater than the upper barrier or less than the lower barrier, in which case a barrier event will occur, which would result in no return on your investment in the notes. At the time the terms of the notes are set, higher expected volatility will generally be reflected in a higher upper barrier (above which the notes will be automatically redeemed early), a lower lower barrier (below which the notes will be automatically redeemed early) and/or a lower or higher final underlying index level at which a barrier event will be triggered, as compared to otherwise comparable notes issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the notes prior to maturity) but with a different underlying index. However, there is no guarantee that the higher upper barrier or lower lower barrier above or below, as applicable, which the notes will be automatically redeemed early or a lower or higher final underlying index level at which a barrier event will be triggered, all set for your notes on the trade date, will adequately compensate you, from a risk-potential reward perspective, for the greater risk of receiving no return on your investment in the notes.

A relatively higher upper barrier (above which the notes will be automatically redeemed early) or lower lower barrier (below which the notes will be automatically redeemed early), which would decrease the potential risk of the notes being automatically redeemed early and of receiving no return on your investment in the notes, may generally indicate an increased risk that your notes will be automatically redeemed early on any early redemption date. Similarly, a relatively lower or a relatively higher final underlying index level at which a barrier event will be triggered (as compared to otherwise comparable securities), which would decrease the potential risk of receiving no return on your investment in the notes, may generally indicate an increased risk that the level of the underlying index will decrease or increase substantially. This would result in no return on your investment in the notes if the final underlying index level is (i) greater than the upper barrier or (ii) less than the lower barrier, in which case a barrier event will be triggered on the determination date. Further, a relatively higher upper barrier, a relatively lower lower barrier or a relatively higher final underlying index level at which a barrier event will be triggered may not indicate that the notes have a greater likelihood of a return greater than 0.00% based on the performance of the underlying index.

You should not take the historical volatility of the underlying index as an indication of its future volatility. You should be willing to accept the downside or upside market risk of the underlying index and the potential to receive no return on your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlying Index Level

Your ability to participate in any change in the level of the underlying index over the life of your notes will be limited and the return on your notes may change significantly despite only a small change in the underlying index level. If your notes are not automatically redeemed early and a barrier event has occurred, your return on your notes will equal 0.00% no matter how much the final underlying index level may increase above the initial underlying index level. This means that, while an underlying index return of 15.25% will result in a return on the notes equal to 15.25%, an underlying index return of greater than 15.25% will result in a return on the notes equal to 0%.  Accordingly, in such case, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlying index stocks. Similarly, while a decrease in the level of the underlying index of 15.25% will result in a return on the notes equal to 15.25%, a decrease greater than 15.25% (below the lower barrier) will result in a return on the notes equal to 0.00%. Accordingly, if a barrier event occurs and the underlying index return is negative, you will not receive the benefit of the absolute value of the underlying index return.

Your Notes Are Subject to Automatic Redemption

We will call and automatically redeem all, but not part, of your notes on an early redemption date, if the closing level of the underlying index is greater than the upper barrier or less than the lower barrier. Therefore, the term for your notes may be reduced to as few as three days after the original issue date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are redeemed early prior to maturity. In addition, if your notes are automatically redeemed early, you will only receive $1,000 for each $1,000 face amount of your notes (representing a return of 0.00%) regardless of the level of the underlying index at that time.  For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount you will be paid on your notes on the stated maturity date or on an early redemption date will not be adjusted based on the issue price you pay for the notes.  If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount.  If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose and are able to sell them in the open market before the stated maturity date.  A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:

•	whether your notes are automatically redeemed early;
•	the level of the underlying index;
•	the volatility — i.e., the frequency and magnitude of changes — in the level of the underlying index;
•	the dividend rates of the underlying index stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the level of the underlying index;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the underlying index based on its historical fluctuations. The actual level of the underlying index over the life of the notes may bear little or no relation to the historical closing level of the underlying index or to the hypothetical examples shown elsewhere in this prospectus supplement.

You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your notes will not make you a holder of any of the underlying index stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As calculation agent for your notes, GS&Co. will have discretion in making various determinations that affect your notes, including determining the final underlying index level on the determination date and whether a barrier event has occurred, which we will use to determine the amount we must pay on the stated maturity date; determining whether your notes will be automatically redeemed early; determining whether to postpone the determination date because of a market disruption event or a non-trading day; the early redemption observation dates; the early redemption dates and the stated maturity date; the default amount; and any amount payable on your notes.  See “Specific Terms of Your Notes” below.  The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlying index.  See “Specific Terms of Your Notes — Discontinuance or Modification of the Underlying Index” below.  The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest.  We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on the date that would otherwise be the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day, the determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing.  In no event, however, will such date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  Moreover, if the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

If the calculation agent determines that the closing level of the underlying index that must be used to determine the cash settlement amount is not available on the last possible determination date, either because of a market disruption event, a non-trading day or for any other reason (other than as described under “Specific Terms of Your Notes — Payment of Principal on the Stated Maturity Date — Discontinuance or Modification of the Underlying Index” below), the calculation agent will nevertheless determine the final underlying index level based on its assessment, made in its sole discretion, of the level of the underlying index at the applicable time on that day.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying index or the underlying index stocks.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity.   Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the underlying index or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the level of the underlying index — directly or indirectly by affecting the price of the underlying index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.  In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the underlying index or underlying index stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the underlying index or underlying index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the underlying index or underlying index stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the underlying index or underlying index stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underlying index or underlying index stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Underlying Index or the Issuers of the Underlying Index Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsor of the underlying index or the issuers of the underlying index stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the underlying index or underlying index stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the underlying index or underlying index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the underlying index or underlying index stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, underlying index, underlying index stocks or other similar securities, which may adversely impact the market for or value of your notes.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes.  This is discussed in more detail under “Employee Retirement Income Security Act” below.

We Intend to Treat Your Notes as Short-Term Debt Instruments that Provide for Contingent Payments for U.S. Federal Income Tax Purposes

We intend to treat the notes as short-term debt instruments that provide for contingent payments for U.S. federal income tax purposes. Under this treatment, if you are a U.S. individual or taxable entity, you generally should not recognize any income, gain or loss in respect of the notes until the earlier of the sale, exchange or maturity of the notes. Any gain recognized upon maturity of the notes generally should be treated as ordinary interest income for U.S. federal income tax purposes. Any gain or loss realized upon a sale or exchange of the notes prior to maturity generally should be treated as short-term capital gain or loss. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 13, 2023, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 13, 2023, for Medium-Term Notes, Series F, and references to the “accompanying underlier supplement no. 33” mean the accompanying underlier supplement no. 33 dated February 23, 2023, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series F”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement.  The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series F medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement.  The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

No interest:  we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000, or an integral multiple of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series F medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes.  We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Underlying Index, Underlying Index Sponsor and Underlying Index Stocks

In this prospectus supplement, when we refer to the underlying index, we mean the underlying index specified on the front cover page, or any successor underlying index, as it may be modified, replaced or adjusted from time to time as described under “— Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Underlying Index” below.  When we refer to the underlying index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the underlying index as then in effect.  When we refer to the underlying index stocks as of any time, we mean the stocks that comprise the underlying index as then in effect, after giving effect to any additions, deletions or substitutions.

Automatic Redemption Feature

If, as measured on any early redemption observation date, the closing level of the underlying index is (i) greater than the upper barrier or (ii) less than the lower barrier, your notes will be automatically redeemed early. If your notes are automatically redeemed early on any early redemption observation date, on the corresponding early redemption date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to $1,000 (this amount is equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the contingent return). No further payments will be made on the notes since your notes will no longer be outstanding.

Payment of Principal on Stated Maturity Date

If your notes are not automatically redeemed early, for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●	if a barrier event has not occurred, the sum of (i) $1,000 plus (ii) the product of $1,000 times the absolute value of the underlying index return; or
●	if a barrier event has occurred, $1,000 (this amount is equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the contingent return).

The underlying index return is calculated by subtracting the initial underlying index level from the final underlying index level and dividing the result by the initial underlying index level, with the quotient expressed as a percentage. The contingent return is 0%.

The initial underlying index level is 4,129.79, which represents the closing level of the underlying index on April 20, 2023. The initial underlying index level is lower than the closing level of the underlying index on the trade date. The calculation agent will determine the final underlying index level, which will be the closing level of the underlying index on the determination date.  However, the calculation agent will have discretion to adjust the closing level on the determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Underlying Index” below.

A barrier event occurs when, the final underlying index level is (i) greater than the upper barrier or (ii) less than the lower barrier. The upper barrier is the initial underlying index level plus 15.25% of the initial underlying index level (rounded to the nearest one-hundredth) and the lower barrier is the initial underlying index level minus 15.25% of the initial underlying index level (rounded to the nearest one-hundredth).

Stated Maturity Date

The stated maturity date is April 25, 2024, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date is April 22, 2024, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not a trading day, that day will nevertheless be the determination date.

Early Redemption Observation Dates

The early redemption observation dates are each day from but excluding the original issue date to but excluding the determination date, excluding any date or dates on which the calculation agent determines that a market disruption event occurs or is continuing or that the calculation agent determines is not a trading day.

Early Redemption Dates

The early redemption dates are the second business day after each early redemption observation date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination Date” above.

If the calculation agent determines that the closing level of the underlying index that must be used to determine the cash settlement amount is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or Modification of the Underlying Index” below), then the calculation agent will nevertheless determine the final underlying index level based on its assessment, in good faith in its sole discretion, of the level of the underlying index on that day.

Discontinuance or Modification of the Underlying Index

If the underlying index sponsor discontinues publication of the underlying index and the underlying index sponsor or anyone else publishes a substitute underlying index that the calculation agent determines is comparable to the underlying index, and approves as a successor underlying index, or if the calculation agent designates a substitute underlying index, then the calculation agent will determine the amount payable on an early redemption date or on the stated maturity date, as applicable, by reference to the substitute underlying index.  We refer to any substitute underlying index approved by the calculation agent as a successor underlying index.

If the calculation agent determines that the publication of the underlying index is discontinued and there is no successor underlying index, the calculation agent will determine the applicable closing level of the underlying index used to determine the amount payable on an early redemption date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying index.

If the calculation agent determines that (i) the underlying index, the stocks comprising the underlying index or the method of calculating the underlying index is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the underlying index or the underlying index stocks and whether the change is made by the underlying index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlying index, is due to events affecting one or more of the underlying index stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlying index by the underlying index sponsor pursuant to the then-current index methodology of the underlying index or (ii) there has been a split or reverse split of the underlying index, then the calculation agent will be permitted (but not required) to make such adjustments in the underlying index or the method of its calculation as it believes are appropriate to ensure that the closing level of the underlying index on an early redemption observation date or the final underlying index level on the determination date used to determine the amount payable on an early redemption date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlying index may be made by the calculation agent in its sole discretion.  The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the cash settlement amount on the stated maturity date as described earlier.  We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series F medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note.  Although the terms of the offered notes differ from those of the other Series F medium-term notes, holders of specified percentages in principal amount of all Series F medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series F medium-term notes, including your notes, except with respect to certain Series F medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action.  This action may involve changing some of the terms that apply to the Series F medium-term notes or waiving some of our obligations under the indenture.  In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities.  We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.  For your notes, however, the term business day may have a different meaning than it does for other Series F medium-term notes.  We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the underlying index, the final underlying index level, the stated maturity date, the determination date, market disruption events, business days, trading days, the underlying index return, the absolute value of the underlying index return, the closing levels of the underlying index on each early redemption observation date, whether a barrier event occurs and the cash settlement amount on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 24 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to the underlying index, we mean a day on which the respective principal securities markets for all of the underlying index stocks are open for trading, the underlying index sponsor is open for business and the underlying index is calculated and published by the underlying index sponsor.

Closing Level

When we refer to the closing level of the underlying index on any trading day, we mean the official closing level of the underlying index or any successor underlying index published by the underlying index sponsor on such trading day.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only— quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event:

•

a suspension, absence or material limitation of trading in underlying index stocks constituting 20% or more, by weight, of the underlying index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one -half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying index or to underlying index stocks constituting 20% or more, by weight, of the underlying index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

underlying index stocks constituting 20% or more, by weight, of the underlying index, or option or futures contracts, if available, relating to the underlying index or to underlying index stocks constituting 20% or more, by weight, of the underlying index do not trade on what were the respective primary markets for those underlying index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates or similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes.  For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to the underlying index or to any underlying index stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlying index stock is traded, or on which option or futures contracts relating to the underlying index or an underlying index stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlying index stock or in option or futures contracts, if available, relating to the underlying index or an underlying index stock in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to that underlying index stock or those contracts, or
•	a disparity in bid and ask quotes relating to that underlying index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the underlying index in this description of market disruption events includes the underlying index and any successor underlying index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the underlying index or the underlying index stocks on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the underlying index or the underlying index stocks.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underlying index or some or all of the underlying index stocks,
•	may take or dispose of positions in the securities of the underlying index stock issuers themselves,
•

may take or dispose of positions in listed or over-the-counter options or other instruments based on an underlying index designed to track the performance of the stock exchanges or other components of the equity markets, and/or

•

may take short positions in the underlying index stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underlying index or the underlying index stocks. We expect these steps to involve sales of instruments linked to the underlying index on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the underlying index stocks, or listed or over-the-counter options, futures or other instruments linked to the underlying index, some or all of the underlying index stocks or indices designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

The Underlying index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the underlying index, the underlying index sponsor and license agreement between the underlying index sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-106 of the accompanying underlier supplement no. 33.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

Historical Closing Levels of the Underlying Index

The closing level of the underlying index has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying index has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the underlying index during the period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlying index as an indication of the future performance of the underlying index including because of the recent volatility described above.  We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlying index between the date of this prospectus supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying index. The actual performance of the underlying index over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the underlying index from January 1, 2018 through April 24, 2023. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

Closing Level
5000
4000
3000
2000
1000
0
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a regulated investment company;
•	a life insurance company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax-exempt organization;
•	a partnership;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes – in the absence of a change in law, an administrative determination or a judicial ruling to the contrary – to characterize your notes for all tax purposes as short-term debt instruments that provide for contingent payments.  Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Although there is no authority that specifically addresses the tax treatment of short-term debt instruments that provide for contingent payments, it is likely that you should not recognize any income prior to the sale, exchange or maturity of the notes. If you are an initial purchaser of the notes, upon the maturity of your notes you should recognize either ordinary income or short-term capital loss in an amount equal to the difference between the amount you receive with respect to your notes at such time and the amount you paid for your notes. Upon a sale or exchange of your notes prior to the maturity of your notes, it would be reasonable for you to recognize short-term capital gain or loss in an amount equal to the difference between the amount you paid for your notes and the amount received by you upon such sale or exchange, unless you sell or exchange your notes between the determination date and the maturity date, in which case it would be reasonable for you to treat substantially all of any gain that you recognize as ordinary income and any loss that you recognize as a short-term capital loss. You may be required to defer interest deductions that are allocable to your purchase of the notes. For more information, please see the discussion under “United States Taxation— Taxation of Debt Securities—United States Holders— Short-Term Debt Securities” in the accompanying prospectus.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlier during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90 1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 1.00% of the face amount.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on April 27, 2023. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)	a customer within the meaning of Directive (EU) 2016/97 where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129; and
(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the "UK PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or
(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA;

(iii)	or not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and
(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS& Co. is an affiliate of GS Finance Corp and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2023, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 18, 2023.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying underlier supplement no. 33, the accompanying prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying underlier supplement no. 33, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying underlier supplement no. 33, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Prospectus Supplement

Page
Summary Information	S-3
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-11
Specific Terms of Your Notes	S-19
Use of Proceeds	S-25
Hedging	S-25
The Underlying Index	S-26
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-28
Employee Retirement Income Security Act	S-31
Supplemental Plan of Distribution	S-32
Conflicts of Interest	S-34
Validity of the Notes and Guarantee	S-35
Underlier Supplement No. 33 dated February 23, 2023
Additional Risk Factors Specific to the Securities	S-2
The Underliers	S-17
Descriptions of the Indices
Dow Jones Industrial Average®	S-20
Dow Jones U.S. Select Dividend Index	S-24
EURO STOXX 50® Index	S-34
FTSE® 100 Index	S-41
MSCI Indices	S-48
MSCI USA Momentum Top 50 Select Index	S-56
Nasdaq-100 Index®	S-60
Nasdaq-100 Technology Sector Index	S-68
Nikkei 225	S-74
Russell 2000® Index	S-78
Russell 2000® Value Index	S-86
S&P/ASX 200 Index	S-95
S&P 500® Daily Risk Control 10% USD Excess Return Index	S-102
S&P 500® Index	S-106
S&P 500® Value Index	S-114
S&P 500® Volatility Plus Daily Risk Control Index	S-117
S&P MidCap 400® Index	S-120
Swiss Market Index	S-128
TOPIX	S-132
Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers	S-138
Descriptions of the Exchange-Traded Funds
Financial Select Sector SPDR® Fund	S-141
iShares® MSCI EAFE ETF	S-144
iShares® MSCI Emerging Markets ETF	S-146
iShares® Russell 1000 Value ETF	S-149
SPDR® S&P 500® ETF Trust	S-159
SPDR® S&P® Biotech ETF	S-161
SPDR® S&P® Oil & Gas Exploration & Production ETF	S-167

Prospectus Supplement dated February 13, 2023
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-11
United States Taxation	S-14
Employee Retirement Income Security Act	S-15
Supplemental Plan of Distribution	S-16
Validity of the Notes and Guarantees	S-18

Prospectus dated February 13, 2023
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	70
Description of Units We May Offer	88
GS Finance Corp.	93
Legal Ownership and Book-Entry Issuance	95
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	104
United States Taxation	107
Plan of Distribution	125
Conflicts of Interest	127
Employee Retirement Income Security Act	128
Validity of the Securities and Guarantees	129
Independent Registered Public Accounting Firm	130
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	130

$3,300,000

GS Finance Corp.

Barrier Early Redeemable Market-Linked Notes With Daily Barrier Observation Linked to the S&P 500® Index due 2024

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent